                                                                    Exhibit 7(e)

                AMENDED AND RESTATED CREDIT ENHANCEMENT AGREEMENT

      This Amended and Restated Credit Enhancement Agreement (this "AGREEMENT") is dated as of December 20, 2006, by and between, on the one hand, THE FASHION HOUSE HOLDINGS, INC., a Colorado corporation ("FHH"), and its wholly owned subsidiary, THE FASHION HOUSE, INC., a Delaware corporation ("FHI"), acting jointly and severally hereunder, and on the other hand, WESTREC CAPITAL PARTNERS, LLC, a Delaware limited liability company ("WESTREC"), and its controlling member, MICHAEL M. SACHS, an individual ("SACHS"). This Agreement amends and restates the Credit Enhancement Agreement dated September 15, 2006 by and between FHI, FHH, Westrec and Sachs (the "ORIGINAL AGREEMENT").

                                    RECITALS

      A. FHI and FHH (singly and collectively, "BORROWER") have been unable to obtain without the assistance of Westrec and Sachs (singly, "GUARANTOR," and collectively, "GUARANTORS"), the third-party financing that FHI needs to continue to operate.

      B. Comerica Bank ("COMERICA") and The CIT Group/Commercial Services, Inc. ("CIT") have provided financing to Borrower that has been guaranteed by Guarantors.

      C. Borrower may seek additional third-party financing to be guaranteed by Guarantors, which Guarantors may in their sole and absolute discretion determine to guaranty.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and the Guarantors (singly each sometimes herein, a "PARTY," and collectively both sometimes herein, the "PARTIES") hereby agree as follows:

                                    AGREEMENT

1. THE GUARANTY

      1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below.

            1.1.1 "AGGREGATE PRINCIPAL OWED" at any date shall mean the sum of the following, determined as of the close of business on such date: (a) the face amount of all Loans in the form of letters of credit outstanding; and (b) the outstanding principal amount on all Loans other than Loans in the form of Letters of Credit.

            1.1.2 "GUARANTY" shall mean the guaranty by Guarantors (or either of them) of the obligations of Borrower under a Loan, and "GUARANTIES" shall mean all such guaranties.

            1.1.3 "LENDER" shall mean the party providing the loan, letter of credit, or financing under the Loan Agreement, and "LENDERS" shall mean all the parties providing the loans, letters of credit and financing under the Loan Agreements.

            1.1.4 "LOAN" shall mean the loan, letter of credit, or any other type of financing as provided under the Loan Agreement, and "Loans" shall mean all such loans, letters of credit or other financing.

            1.1.5 "LOAN AGREEMENT" shall mean any agreement pursuant to which Borrower may obtain financing through a loan, letter of credit or other form of financing, the obligations of which are guaranteed by Guarantors, and "LOAN AGREEMENTS" shall mean all such agreements.

            1.1.6 "LOAN DOCUMENTS" shall mean all agreements and documents between Borrower and Lenders, or delivered by Borrower, with respect to the Loans, including without limitation, the Loan Agreements, the notes, security agreements, pledge agreements, certificates, financing statements and other documents containing agreements, covenants, representations and/or warranties by Borrower to or in favor of Lenders.

      For avoidance of doubt, the loan agreements between Borrower and each of CIT and Comerica are "Loan Agreements," the revolving lines of and letters of credit provided by CIT and Comerica under such Loan Agreements are "Loans," and CIT and Comerica are Lenders.

      1.2 As of the date of this Agreement, Guarantors have guaranteed the obligations of the Borrower under Loans from CIT and Comerica. Upon the request of Borrower, Guarantors may, in the future, and in their sole and absolute discretion, guaranty the obligations of Borrower under other Loans (including additional Loans or renewals of the Loans from CIT and Comerica). This Agreement sets forth the consideration and other terms and conditions pursuant to which Guarantors have guaranteed and may in the future guaranty the obligations of Borrower under Loans.

      1.3 Borrower acknowledges that:

            1.3.1 Guarantors have no obligation to deliver a guaranty, Guarantors may refuse to issue such guaranty in its sole and absolute discretion, and Guarantors may terminate a Guaranty at any time;

            1.3.2 Each Guaranty shall apply only to obligations guaranteed thereunder existing on or before the date that is the earliest of (the "GUARANTY TERMINATION DATE") (i) September 14, 2007; (ii) the date that a Guarantor delivers to Borrower written notice of Guarantor's termination of the Guaranty along with a written consent from Lender thereto; or (iii) with respect to any Loan, the date that Borrower delivers to Guarantors written notice of Borrower's repayment in full (and termination) of the Loan, along with written confirmation thereof from Lender, it being understood that Borrower shall have the right at any time, without premium or penalty, to do so. Without limiting the generality of the foregoing, the Guaranties shall not apply to increases in the indebtedness owed on the Loan arising after the Guaranty Termination Date.

2. CONSIDERATION FOR GUARANTIES: In addition to Borrower's obligations, representations and warranties hereunder, as consideration for Guarantors' issuances of the Guaranties, Borrower shall do as follows:

      2.1 LETTERS-OF-CREDIT-BASED FEES: For the issuance of each Loan in the form of a letter of credit (if any) guaranteed by Guarantors under a Guaranty and until such letter of credit is no longer guaranteed under a Guaranty, Borrower shall pay to Westrec, upon or before the issuance of each such letter of credit and whenever thereafter a letter of credit fee is owed to Lender for a renewal or extension or modification of such letter of credit, a cash amount equal to TWO PERCENT (2%) of the face amount thereof. FHI shall not pay, or be obligated to pay, to Lender under the Loan Documents a fee for any letter of credit in excess of a cash amount equal to ONE PERCENT (1%) of the face amount thereof.

      2.2 LOAN FEES: With respect to any Loan other than a Loan in the form of a letter of credit, Borrower shall pay to Westrec monthly in arrears, for so long as any amount is outstanding on such Loan and is guaranteed under a Guaranty, fees (the "LOAN FEES") equal to the difference between (i) an amount equal to the interest accrued for the month in question under the Loan using however (in lieu of the actual interest rate under the Note) the greater of (A) the sum of TWENTY PERCENT (20%) PER ANNUM, plus (if applicable) the Default Increase (as defined below), or (B) the sum of (I) the Lender's prime, reference or similar base rate under the Loan pursuant to which interest is determined, or if no such term is used, the interest rate on the loan, plus (II) 11.75% PER ANNUM, plus (if applicable) the Default Increase, less (ii) an amount equal to the interest actually accrued for the month in question under the Loan using the actual interest rate thereunder, plus the Default Increase (if applicable). As used herein, "DEFAULT INCREASE" means the percentage increase to the interest rate under the Loan arising by reason of a default thereunder. The Default Increase shall apply hereunder only if and when the Lender is entitled to charge it under the Loan Documents for such Loan. Borrower shall pay the Loan Fees to Westrec regardless of whether Lender fails, voluntarily, involuntarily or otherwise for any reason whatsoever, to demand, receive or collect the interest or the Default Increase in accordance with the terms of the Loan.

      2.3 WARRANTS: FHH has concurrently herewith issued to Westrec an Amended and Restated Common Stock Purchase Warrant to purchase up to 9,000,000 shares of common stock of FHH, subject to adjustment as set forth therein (the "WARRANT").

      2.4 SECURITY FOR AGREEMENT OBLIGATIONS: Each of FHH and FHI have previously delivered to Guarantors a security agreement dated September 15, 2006 (the "FHH SECURITY AGREEMENT" and the "FHI SECURITY AGREEMENT," respectively), pursuant to which Borrower has granted to the Guarantors a perfected security interest in all Borrower's tangible and intangible property and assets, which security interest shall be prior to all others EXCEPT those of Lender and any others, if any, approved by the Guarantors. Each of FHH and FHI acknowledge that by virtue of this amendment and restatement of the Original Agreement, this Agreement shall be the "Credit Enhancement Agreement" referred to in the first paragraph of the FHH Security Agreement and FHI Security Agreement with the effect, among other things, that the collateral secures (among other things) the obligations of Borrower under the Credit Enhancement Documents as defined in this Agreement.

      2.5 HANNA SECURED GUARANTY: John Hanna, the Chief Executive Officer of FHH acting in his personal capacity ("HANNA"), has delivered to Guarantors his personal guaranty dated September 15, 2006 (the "HANNA GUARANTY"), and a Pledge and Security Agreement dated September 15, 2006 (the "HANNA PLEDGE"), pursuant to which Hanna has (a) granted to

Guarantors a first-priority security interest and pledge of all FHH common stock, options, warrants and other equity securities (if any) held by him, and
(b) delivered to Guarantors any and all original certificates evidencing such common stock and warrants along with stock and warrant transfer instruments duly endorsed in blank (collectively, the "HANNA CERTIFICATES").

      2.6 TRANSACTION EXPENSES: Borrower, not Guarantors, shall pay and be responsible for any and all costs, fees and expenses arising out of, or in connection with, the Original Agreement, this Agreement, the Warrant, the Hanna Guaranty, the Hanna Pledge, the FHI Security Agreement and the FHH Security Agreement, and any and all amendments thereof (collectively, the "CREDIT ENHANCEMENT DOCUMENTS") and the transactions contemplated thereby (collectively, "COSTS AND EXPENSES"), including, without limitation, any filing or recordation fees, the fees and disbursements of Guarantors' in-house and outside legal counsel, and the Guarantors' expenses incurred for their due diligence or otherwise, including, without limitation, fees and expenses for travel, auditing, appraisal work and miscellaneous items. Borrower shall reimburse Guarantors upon their demand for any such Costs and Expenses that Guarantors may have elected to pay. The aggregate of the Costs and Expenses through September 15, 2006 will not exceed THIRTY-FIVE THOUSAND DOLLARS ($35,000).

      2.7 CREDIT MONITORING FEE: Borrower shall pay to Westrec for each calendar month up to and including the month that the Agreement Termination Date (as defined below) occurs a monthly credit monitoring fee of FIVE THOUSAND DOLLARS ($5,000), such fee to be payable in arrears on the last day of each calendar month and shall be prorated for each partial calendar month prior to the Agreement Termination Date.

      2.8 LATE FEE: Borrower acknowledges that any late payment hereunder will cause Guarantors to incur costs not contemplated by this Agreement, and proof of actual damages would be costly or inconvenient. Therefore, should Borrower fail to pay any amount due hereunder, including, without limitation, any amount due under subsections 2.1, 2.2 or 2.7 of this Section 2, within ten calendar days after the due date thereof, Borrower shall pay to Westrec (without further notice or demand from Guarantors) an amount (the "LATE FEE") equal to five percent (5%) of each such late payment, but Westrec's acceptance of any such Late Fee shall not constitute a waiver by Guarantors of any Event of Default (as defined below) or of any right or remedy of Guarantors hereunder. Only one Late Fee shall be collected on account of any late payment regardless of the period during which it remains in default. The Late Fee represents a reasonable sum considering all the circumstances existing on the date of this Agreement and represents a fair and reasonable estimate of the costs that Westrec will incur by reason of late payment.

3. AGREEMENT TERMINATION DATE: NOTWITHSTANDING any Guaranty Termination Date, Borrower's and/or Hanna's obligations to Guarantor under the Credit Enhancement Documents, and each Guarantor's rights and remedies against Borrower and/or Hanna thereunder, shall remain in full force and effect until the date that the following conditions are fulfilled (the "AGREEMENT TERMINATION DATE"):

      3.1 Each Lender shall have delivered to each Guarantor its or his original Guaranty and a written release (the "LENDER RELEASE") whereby such Lender shall forever waive, and release such Guarantor from, any and all claims, damages, losses, liabilities, obligations, costs or expenses, (including, without limitation, attorneys' fees and disbursements and court costs), whether known, unknown, suspected or unsuspected (collectively, "RELEASED CLAIMS"), arising out of, or in connection with, such Guaranty, any obligations of the Guarantor thereunder, and any transactions contemplated thereby, such Lender Release to be in form and substance entirely satisfactory to such Guarantor and its or his legal counsel.

      3.2 Borrower shall deliver in cash (a) (to Westrec) any and all amounts payable under Sections 2.1, 2.2, 2.7 and 2.8 above through the effective date of the Lender Release; (b) (to Guarantors) any other amounts, if any, that Borrower and/or Hanna may owe to Guarantors under the Credit Enhancement Documents; and
(c) (to Guarantors) an amount equal to Guarantors' out-of-pocket costs and expenses, including, without limitation, the fees and disbursements of Guarantors' legal counsel, incurred in connection with or pursuant to this
Section 3.2.

      3.3 Borrower and Hanna shall deliver to the Guarantors a written release (the "BORROWER/HANNA RELEASE") whereby Borrower and Hanna, acting jointly and severally, shall forever waive, and release the Guarantors from, any Released Claims arising out of, or in connection with, the Credit Enhancement Documents and any transactions contemplated thereby, such Borrower/Hanna Release to be in a form and substance entirely satisfactory to the Guarantors and their legal counsel.

      3.4 Neither Borrower nor Hanna shall be in default of any of its or his obligations to a Guarantor under any Credit Enhancement Document.

4. ADDITIONAL BORROWER COVENANTS

      4.1 MODIFICATIONS OF LOAN DOCUMENTS: Borrower shall not, without Guarantors' prior written consent, which consent Guarantors may withhold in their sole and absolute discretion, modify, amend, supplement, terminate or otherwise change any Loan Document, whether orally, in writing, by conduct, by acquiescence or otherwise.

      4.2 GUARANTOR RIGHT TO APPROVE DRAWS: Each draw or advance by FHI on its Loan (including, without limitation, each request for additional loan funds and each request for a letter of credit under the Loan Documents) (singly and collectively, "DRAW") shall be subject to the prior written approval of Guarantors, which approval Guarantors may withhold in their sole and absolute discretion.

      4.3 FHI RECEIVABLES: All FHI receivables shall go to a lockbox, be collected solely by CIT (or another financial institution satisfactory to Westrec), and be delivered by CIT (or such other institution) directly to Lender.

      4.4 INCORPORATION OF LOAN AGREEMENT PROVISIONS: Sections dealing with the representations and warranties and the covenants of the Borrower in the Loan Agreements are hereby incorporated herein as if set forth in full herein, EXCEPT THAT for purposes of this incorporation, in connection with any Loan Agreement:
(a) the term for Lender in such Loan Agreement, however defined in the Loan Agreement, shall mean Guarantors; (b) the term for FHI or FHH, however defined, shall mean Borrower; (c) the term for the Loan Agreement shall mean this Agreement, and (d) other defined terms used in such incorporated Sections shall have the meanings set forth in the Loan Agreement. To the extent that any provisions of any Loan Document are incorporated herein, such incorporated provisions shall not be considered changed or terminated hereunder unless and until Guarantors specifically agree to such change or termination for purposes of the incorporation thereof in this Section.

      4.5 GUARANTOR DUE DILIGENCE: Guarantors shall have the right to perform, from time to time before and after the date of this Agreement, such investigations and due diligence with respect to Borrower, Hanna and any collateral granted to Guarantor under any Credit Enhancement Document (collectively, "COLLATERAL") as the Guarantors may deem necessary or desirable. Without limiting the generality of the foregoing or any other obligations of Borrower or Hanna under any Credit Enhancement Document, Guarantors shall have the right to access, and to receive copies of, such financial and other information or reports about Borrower and/or any Collateral as Guarantors may in their sole and absolute discretion request.

      4.6 BORROWER PERFORMANCE OF LOAN DOCUMENTS: Borrower shall perform its obligations under the Loan Documents in a timely manner, and shall not otherwise default in its obligations thereunder. All of Borrower's representations and warranties made under the Loan Documents at the date of the Original Agreement, at the date hereof and hereafter shall be true, correct and complete when made or deemed made.

      4.7 SUBROGATION AND INDEMNIFICATION: In the event that a Guarantor makes any payment to Lender (or its successors) pursuant to a Guaranty, such Guarantor shall be subrogated to any and all Lender rights and remedies under the Loan Documents. Borrower hereby indemnifies, agrees to defend (with counsel reasonably satisfactory to Guarantors), and holds harmless Guarantors and their directors, officers, managers, members, agents and representatives (collectively, the "INDEMNIFIED PARTIES") from and against any claims, damages, liabilities, losses, obligations, costs and expenses (including attorneys' fees and disbursements and court costs) resulting from, arising out of, or related to: (a) any Credit Enhancement Document, or any Loan Document, including, without limitation, any breach by Borrower thereunder; (b) the Guaranties, including without limitation, any payments made by a Guarantor under a Guaranty; and (c) any action, suit, proceeding or claim by Lender (or its successors) against an Indemnified Party under or with respect to any Credit Enhancement Document, any Guaranty, any Loan Document or any transaction contemplated thereby.

      4.8 BOARD AND SHAREHOLDER MEETING ATTENDANCE: Borrower shall deliver to the Guarantors no less than ten (10) days' prior written notice of any meeting of FHI's or FHH's board of directors or of its shareholders. The Guarantors shall have the right to have a Guarantor representative present at any and all such meetings, and the Guarantors may in their discretion have such representative present in person or by telephone. Borrower shall reimburse the Guarantors for any expenses reasonably incurred by the Guarantors or their representative in connection with any such participation, including, without limitation, reasonable travel expenses.

5. BORROWER REPRESENTATIONS AND WARRANTIES: In addition to the representations and warranties made to Guarantors by virtue of the incorporation of relevant sections of the Loan Agreements in Section 4.4 above, each Borrower hereby represents and warrants to the Guarantors as follows:

      5.1 FHH COMMON STOCK: The Common Stock of FHH has been registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and FHH is subject to the periodic reporting requirements of Section 13 of the Exchange Act. FHH has filed all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act (collectively, the "SEC DOCUMENTS"), and each of the SEC Documents, including, without limitation, any financial statements and schedules included therein, (i) did not contain any untrue statement of a material fact, contained all statements required to be stated therein, and did not omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

      5.2 BORROWER ORGANIZATION: Each Borrower and each of FHH's subsidiaries (collectively, the "BORROWER GROUP") (i) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation with full power and authority (corporate and other) to own, lease and operate its properties and conduct its business as described in the SEC Documents; (ii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its respective properties or the conduct of its respective business requires such qualification, EXCEPT where the failure to be so qualified or be in good standing would not have a material adverse effect on the financial condition, results of operations, properties, projects or business of the Borrower Group taken as a whole (a "MATERIAL ADVERSE EFFECT"); (iii) is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from government authorities that are material to the conduct of its business, all of which are valid and in full force and effect.

      5.3 NO BORROWER GROUP VIOLATIONS: No member of the Borrower Group is (i) in violation of its charter or bylaws, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract or agreement, or (iii) in violation of any law, rule, regulation or order, where such violation or default would have a Material Adverse Effect.

      5.4 BORROWER AUTHORITY: Each Borrower has full legal right, power and authority to enter into the Credit Enhancement Documents executed by it and to perform the transactions contemplated thereby. Each such Credit Enhancement Document has been duly authorized, executed and delivered by such Borrower and is a valid and binding agreement on the part of such Borrower, enforceable in accordance with its terms; the performance of each such Credit Enhancement Document and the consummation of the transactions therein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under: (i) any contract or agreement to which any member of the Borrower Group is a party or to which any of its assets are subject; (ii) the charter or bylaws of any member of the Borrower Group; or (iii) any law, rule, regulation or order. No consent, approval, authorization or order of, or qualification with, any governmental authority having jurisdiction over any member of the Borrower Group or over its respective properties or assets is required for the execution and delivery of the Credit Enhancement Documents executed by Borrower or the consummation by the Borrower of the transactions therein contemplated.

      5.5 NO PENDING CLAIMS: There is not pending or, to the best of Borrower's knowledge, threatened, any claim, action, suit, proceeding or arbitration against any member of the Borrower Group, or any director or officer of any member of the Borrower Group in his or her capacity as such, that could have a Material Adverse Effect.

      5.6 FINANCIALS: The consolidated financial statements included in the SEC Documents fairly present the consolidated financial position and the consolidated results of operations, cash flows and stockholders' equity of the Borrower Group at the respective dates and for the respective periods to which they apply; such financial statements comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the Securities and Exchange Commission ("SEC") with respect hereto when filed, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as may be otherwise stated therein (except as may be indicated in the notes thereto or as permitted by the rules and regulations of the SEC). The procedures pursuant to which the aforementioned financial statements have been audited are compliant with generally accepted auditing standards.

      5.7 UPDATING: Subsequent to the respective dates as of which information is given in the SEC Documents, there has not been (i) any material adverse change in the business, prospects, financial condition or results of operations of the Borrower Group taken as a whole, or (ii) any obligation, direct or contingent, that is material to the Borrower Group taken as a whole incurred by any member of the Borrower Group, EXCEPT such obligations as have been incurred in the ordinary course of business.

      5.8 ACCURACY OF INFORMATION PROVIDED: All copies of all agreements and other documents provided to a Guarantor by Borrower are true and accurate copies thereof; none of the information provided by Borrower in connection with the Credit Enhancement Documents contained any untrue statement of a material fact and did not omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      5.9 LENDER REPRESENTATIONS: All representations and warranties made to Lender in any Loan Document are true and correct, and the Borrower has complied with all of its obligations and agreements under the Loan Documents.

      5.10 RENEWAL OF REPRESENTATIONS: All Borrower's representations and warranties herein (whether made by incorporation under Section 4.4 hereof or in this Section 5 or otherwise) were made as of September 15, 2006, are made as of the date hereof, and shall be deemed remade as of each date that FHI requests or receives a Draw.

      5.11 LEGAL COUNSEL: Each Borrower and Hanna have been represented by, and have obtained the advice of, legal counsel with respect to the Credit Enhancement Documents, the Loan Documents and the transaction contemplated thereby.

      5.12 JOINT AND SEVERAL LIABILITY: FHI and FHH are acting jointly and severally hereunder, and are jointly and severally liable hereunder for both their separate and their joint obligations, representations and warranties hereunder.

6. GUARANTOR REPRESENTATIONS AND WARRANTIES: In connection with the Warrant, each Guarantor represents and warrants to Borrower as follows:

      6.1 INVESTMENT INTENT: Westrec is acquiring the Warrant for its own account, for investment purposes only and not with a view to distribution of the Warrant in violation of the Securities Act of 1933 (as amended) (the "SECURITIES ACT").

      6.2 ACCEPTANCE OF RISK: The Guarantors understand that an investment in the Warrant involves a high degree of risk, and each Guarantor has the financial ability to bear the economic risk of this investment in the Warrant, including a complete loss of such investment.

      6.3 KNOWLEDGE AND EXPERIENCE: Each Guarantor has such knowledge and experience in financial and business matters that it or he is capable of evaluating the merits and risks of an investment in the Warrant and in protecting its or his own interest in connection with this transaction.

      6.4 NO REGISTRATION: The Guarantors understand that the issuance of the Warrant has not been registered under the Securities Act or under any state securities laws. The Guarantors are familiar with the provisions of the Securities Act and Rule 144 thereunder and understand that the restrictions on transfer on the Warrant may result in Westrec being required to hold the Warrant for an indefinite period of time.

      6.5 RESTRICTED TRANSFERS: Westrec agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, "TRANSFER") the Warrant or any portion thereof except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to FHH, any Transfer of the Warrant by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, FHH may require the contemplated transferee to furnish FHH with an investment letter setting forth such information and agreements as may be reasonably requested by FHH to ensure compliance by such transferee with the Securities Act.

7. [Intentionally left blank]

8. EVENTS OF DEFAULT: In addition to any other rights or remedies that the Guarantors may have otherwise under any Credit Enhancement Document or otherwise, upon the occurrence of, and at any time during the continuance or existence of, any Event of Default hereunder, the Guarantors may exercise any and all rights and remedies that they may have available to them as a result thereof, whether by agreement, by law or otherwise. As used herein, an "EVENT OF DEFAULT" shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions:

      8.1 BREACH OF OBLIGATIONS: Borrower shall fail to pay or perform its obligations hereunder or under any other Credit Enhancement Document;

      8.2 BREACH OF REPRESENTATIONS: Any representation, warranty, certification or statement made or deemed to have been made by the Borrower herein or in any other Credit Enhancement Document, or in any certificate, financial statement or other document or agreement delivered to the Guarantors by or on behalf of the Borrower pursuant to, or in connection with, this Agreement or any other Credit Enhancement Document shall prove to be untrue in any material respect;

      8.3 LOAN AGREEMENT DEFAULTS: An Event of Default (as defined in the Loan Agreement) shall exist, regardless of whether or how the Lender enforces its rights and remedies with respect thereto; or

      8.4 BORROWER CHANGES: Any change for any reason whatsoever in the management, ownership or control of either Borrower that, in the sole discretion of the Guarantors, could result in a Material Adverse Effect.

9. MISCELLANEOUS PROVISIONS

      9.1 NOTICES: Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

            if to Borrower, to:

            The Fashion House, Inc.
            6310 San Vicente Boulevard, Suite 330
            Los Angeles, CA 90048
            Attn: John Hanna
            Fax: (323) 939-3052

            if to a Guarantor, to:

            Westrec Capital Partners, LLC
            16633 Ventura Blvd.
            Encino, California 91436
            Attn: Gregory C. McPherson, President
            Fax: (818) 907-1104

            with a copy to:

            Troy & Gould PC
            1801 Century Park East, Suite 1600
            Los Angeles, California 90067
            Attn: Alan B. Spatz, Esq.
            Fax: (310) 789-1431

Either Party hereto may change the above-specified recipient or mailing address by notice to the other Party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

      9.2 ENTIRE AGREEMENT: This Agreement and any agreements contemplated hereby (including any exhibits hereto) contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.

      9.3 WAIVERS AND AMENDMENTS: This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      9.4 FURTHER ACTIONS: Each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

      9.5 GOVERNING LAW: This Agreement shall be governed and construed in accordance with the laws of California applicable to agreements made and to be performed entirely within such state.

      9.6 BINDING EFFECT; ASSIGNMENT: This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

      9.7 COUNTERPARTS; FACSIMILE SIGNATURES: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The signature of any Party on a copy of this Agreement that is delivered by facsimile transmission to another Party shall be deemed the equivalent of an original signature.

      9.8 RECITALS; EXHIBITS: The Recitals and any Exhibits to this Agreement are a part of this Agreement as if set forth in full herein. All references to the Credit Enhancement Agreement in the Exhibits shall include this Agreement.

      9.9 HEADINGS: The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      9.10 SEVERABILITY: Any portion or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be reformed to the extent necessary to avoid such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision hereof invalid, illegal or unenforceable in any other jurisdiction.

      9.11 RELATIONSHIP BETWEEN THE PARTIES: The Parties agree that this is an arm's-length transaction in which the Parties' undertakings and obligations are limited to the performance of their obligations under this Agreement.

      9.12 JUDICIAL INTERPRETATION: Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person which itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

      9.13 PREVAILING PARTY: If either Party brings any legal suit, action, arbitration or other proceeding against the other Party arising out of, relating to, or concerning the interpretation or the enforcement of rights and duties hereunder or any transaction related hereto (collectively, an "ACTION"), the losing Party shall pay to the prevailing Party a reasonable sum for attorneys' fees and shall reimburse all costs (whether or not such costs are otherwise recoverable under the provisions of any statutory or other law of California or any other jurisdiction) incurred in connection with the prosecution or defense of such Action and/or enforcement of any judgment, order, ruling or award granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a judgment, order, ruling or award. "PREVAILING PARTY" within the meaning of this Section includes, without limitation, a Party who or which agrees to dismiss an Action on the other Party's payment of some or all sums allegedly due or performance of some or all of the covenants allegedly breached, or which obtains substantially the relief sought by it.

      9.14 REFERENCE PROVISION: The provisions of EXHIBIT A attached hereto are hereby incorporated herein.

WESTREC CAPITAL PARTNERS, LLC            THE FASHION HOUSE HOLDINGS, INC.

By: /s/ Michael M. Sachs                 By: /s/ Mike McHugh
   -----------------------------            ------------------------------------
   Michael M. Sachs, Sole Member            Mike McHugh, Chief Financial Officer


/s/ Michael M. Sachs                     THE FASHION HOUSE, INC.
--------------------------------
Michael M. Sachs                         By: /s/ Mike McHugh
                                            ------------------------------------
                                            Mike McHugh, Chief Financial Officer

                                    EXHIBIT A
                                       TO
                AMENDED AND RESTATED CREDIT ENHANCEMENT AGREEMENT

                              REFERENCE PROVISIONS

      (a) The Parties elect to proceed under this Reference Provision with respect to each Credit Enhancement Document.

      (b) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a "CLAIM") between the Parties arising out of or relating to a Credit Enhancement Document will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Credit Enhancement Document in question, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "COURT").

      (c) The matters that shall not be subject to a reference are the following: (i) non-judicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). Nothing in this Exhibit A limits the right of any Party to exercise or oppose any of the rights and remedies described in clauses (i) and
(ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any Party to a reference pursuant to this Exhibit A.

      (d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the Parties do not agree within ten (10) days of a written request to do so by any Party, then, upon request of any Party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the Parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP Section 170.6, each Party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

      (e) The Parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

      (f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a Party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no Party shall be entitled to "priority" in conducting discovery, depositions may be taken by either Party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the Parties shall be submitted to the referee whose decision shall be final and binding.

      (g) Except as expressly set forth in this Exhibit A, the referee shall determine the manner in which the reference proceeding is conducted, including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any Party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The Party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the Parties will equally share the cost of the referee and the court reporter at trial.

      (h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding that disposes of all claims of the Parties that are the subject of the reference. Pursuant to CCP Section 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The Parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The Parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

      (i) If the enabling legislation that provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the Parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act
Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

      (j) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH

PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT.

                                       3